Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Nine
                                  Months
                                  Ended          Years Ended December 31
                                  Sept. 30,  -----------------------------------
                                  2005      2004   2003   2002   2001   2000
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                 $  44.9   $ 69.0 $ 69.6 $ 66.5 $ 70.0 $ 79.8
Interest capitalized during
  the period                        12.0     16.3   14.5   13.9   11.8   11.4
Amortization of debt issuance
  expenses                           2.5      3.5    3.8    2.6    2.7    3.2
Portion of rental expense
  representative of interest        46.2     61.6   55.2   53.0   53.9   42.2
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges            105.6    150.4  143.1  136.0  138.4  136.6
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes   (198.1)   (76.0) 380.5  332.8  (73.0) 348.5
Add (deduct) the following:
 Share of loss (income) of
  associated companies             ( 2.7)   (14.0) (16.2)  14.2  ( 8.6) (20.5)
 Amortization of capitalized
  interest                           9.6     11.7   10.2    8.8    5.4    2.2
                                   ------  ------ ------ ------ ------  -----
    Subtotal                      (191.2)   (78.3) 374.5  355.8  (76.2) 330.2
                                   ------  ------ ------ ------ ------  -----

Fixed charges per above            105.6    150.4  143.1  136.0  138.4  136.6
Less interest capitalized during
  the period                       (12.0)   (16.3) (14.5) (13.9) (11.8) (11.4)
                                   ------  ------ ------ ------ ------ ------
Total earnings (loss)            $ (97.6)  $ 55.8 $503.1 $477.9 $ 50.4 $455.4
                                   ======  ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                             *       *     3.52   3.51    *     3.33
                                   ======  ====== ====== ====== ======  =====

* Earnings for the nine months ended September 30, 2005 and for the years ended December 31, 2004 and 2001 were inadequate to cover fixed charges by $203.2 million, $94.6 million and $88.0 million, respectively.